Exhibit 99.1

January 14, 2004 Redmond, WA --- Alcide Corporation (NASDAQ: ALCD) today released financial results for its second fiscal quarter and half year ended November 30, 2003.

Alcide earned $61,493 or $.02 per diluted share on total revenue of $6,229,317 during the quarter ended November  30, 2003 as compared to net income of $434,914 or $.16 per share on total revenues on $5,778,552 for the second quarter last fiscal year.  During the sixth month period ended November 30, 2003, the Company earned $154,260 or $.06 per share on revenues of $11,425,913 versus net income of $496,582 or $.19 per share on total revenue of $10,823,744 for the six month period in fiscal 2003.

Earnings for the quarter and six month periods ended November 30, 2003 were adversely affected by two  occurrences:

1.               Expenses related to the Company’s patent infringement lawsuit against Bio-Cide International were $312,667 for the quarter and $409,790 for the sixth month period ended November 30, 2003.  The lawsuit was successfully settled through a negotiated agreement on October 2, 2003 and Bio-Cide has agreed not to market a product at less than pH 5.5 to the red meat industry, and to pay a royalty to Alcide on sales to the red meat industry.

2.               The Company expensed $360,357 during the quarter and $402,480 during the six month period ended November 30, 2003 to remove and write down the value of SANOVA assets taken out of service during the economic downturn in the poultry industry and from one nonproductive red meat plant.  $337,816 of these expenses have no cash flow impact.  More than half of the assets have been redeployed to new customer sites.

Without these occurrences, the Company’s net income for the quarter ended November 30, 2003, would have been $498,959 or $.19 per share and net income for the first half would have been $682,236 or $.26 per share. (See note below for reconciliation to reported net income and earnings per share).

Alcide’s net cash provided by operating activities was $2,346,358 for the half year ended November 30, 2003 versus $861,215 for the equivalent six month period last year.

Sanova Food Safety

Sales of SANOVA food antimicrobial to the food processing industries totaled $3,782,189 for the quarter ended November 30, 2003 an amount $239,117 or 7% higher than for the second fiscal quarter last year.  SANOVA sales during the six months ended November 30, 2003 were $7,309,820 an amount $412,362 or 6% higher than the first half last fiscal year.

John Richards, President of Alcide Corporation, commented “The poultry industry has continued to recover from last year’s economic downturn and as of January 10, 2004, Alcide has been able to redeploy SANOVA systems from four idled sites to new customer operations.  Since the beginning of the fiscal year, we have started six new poultry operations.  The red meat side of our business has also been growing and since May 2003, we have started six operations and are contracted to start four additional new operations within the next two months.”

Richards also noted that “We do not believe that the recent mad cow incident will have a lasting negative impact on development of the Company’s SANOVA business.  The prompt USDA and industry reaction to the incident appears to be mitigating potential damage to the industry and the industry reports that thus far there has been very little impact on U.S. red meat demand although a number of countries to which U.S. beef is exported have temporarily closed their borders to U.S. beef.  It is our belief that if there were a decreased demand for red meat, there would be a corresponding increase in demand for poultry products, a field in which SANOVA enjoys a stronger market share as an antimicrobial intervention.”

Animal Health and Surface Disinfectants

The Company’s animal health and surface disinfectant revenues for the quarter ended November 30, 2003 were $2,447,128 including $287,143 in license revenue.  During the second quarter last fiscal year, animal health and surface disinfectant revenues were $2,235,480 including $230,757 in license revenue.  Year-to-date, the Company’s animal health and surface disinfectant revenues were $4,116,093 including $595,414 in license revenue.

James Winter, Corporate Vice President and General Manager of the Company’s animal health business, explained that “The license revenue (from the Company’s largest distributor, IBA) is a royalty received on Alcide products manufactured by IBA.  If an equivalent amount of Alcide product had been sold to IBA, year-to-date animal health and surface disinfectant sales would have been approximately $4,513,000, an increase of 10% over prior year.”  Mr. Winter went on to say that “The Company’s animal health business has been helped by improving U.S. milk prices and the strong performance of the Company’s ancillary product line.  In the second quarter UDDERgold® Platinum, the next generation of UDDERgold®, was launched in Italy and the UK.  Also, UDDERgold® Dry, a new product developed for use on dairy cows during the sixty day period between lactations was launched in North America and Northern Europe.”

About Alcide

Alcide Corporation develops and markets unique biocidal products based on its patented technology.  Alcide currently sells anti-infective products to the animal health market, disinfecting products to medical industries and SANOVA antimicrobial to the food processing industries.

Selected Financial Data

	Quarter Ended		Six Months Ended
	November 30, 2003	November 30, 2002	November 30, 2003	November 30, 2002
Total Revenue	$6,229,317	$5,778,552	$11,425,913	$10,823,744
Pretax Income	$94,606	$669,099	$237,324	$763,972
Net Income	$61,493	$434,914	$154,260	$496,582
Average Shares Outstanding	2,675,662	2,677,684	2,666,634	2,683,300
Diluted Earnings Per Share	$.02	$.16	$.06	$.19

Note: The following schedule reconciles reported net income to results adjusted for patent lawsuit expenses and asset impairment expenses.

	Quarter Ended	Six Months Ended
	November 30, 2003	November 30, 2003
Pre-tax income as reported	$94,606	$237,324
Add back patent lawsuit expenses	312,667	409,790
Add back asset impairment expenses	360,357	402,480
Adjusted pre-tax income	767,630	1,049,594
Adjusted net income	498,959	682,236
Adjusted diluted earnings per share	.19	.26

The Company will host a conference call at 11:00 am PST (2 pm EST) on January 16, 2004.  Interested parties should check the website at www.alcide.com for connection instructions.

This earnings report includes forward looking statements which involve risk and uncertainty including, without limitation, risk of dependence on third party suppliers, market acceptance of and demand for the Company’s products, distribution capabilities and development of technology and regulatory approval thereof.

Investors are encouraged to refer to the Company’s 10-Q report for the quarter ended November 30, 2003 for a more detailed explanation of financial performance.